United States securities and exchange commission logo





                    July 27, 2022

       Yu Yang
       Chief Executive Officer
       Qiansui International Group Co. Ltd.
       7th Floor, Naiten Building, No. 1
       Six Li Oiao, Fentai District
       Beijing, China 100161

                                                        Re: Qiansui
International Group Co. Ltd.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed September 23,
2021
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed June 27, 2022
                                                            File No. 000-54159

       Dear Mr. Yang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Daniel Luciano